Exhibit 99.3

For More Information Contact:

Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Revises First Quarter 2004 Financial Results

Woodbury, NY, May 17, 2004 - Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today announced the revision of its first quarter 2004 financial results to a loss of $0.35 per diluted share from a loss of $0.55 per diluted share, previously disclosed in Delta’s first quarter earnings press release dated April 28, 2004.

Richard Blass, Executive Vice President and Chief Financial Officer, commented, “Our previous guidance on our progression to positive earnings expected in the first quarter of 2005 and higher earnings throughout 2006, remains on track.”

Background

The Company previously reported in its first quarter 2004 earnings press release that it expensed interest rate caps it purchased in connection with its securitization in mid-March 2004 for $5.74 million as a component of loss on derivative instruments. SFAS No. 133, however, requires the Company to record the fair value of these interest rate caps on its balance sheet. As a result, the Company has now recorded the fair value of these instruments as a component of prepaid and other assets and recorded only the change in the fair value through current earnings as an unrealized loss on derivative instruments equal to approximately $180,000. The Company recorded the fair value of the interest rate caps of $5.56 million as a component of prepaid and other assets at March 31, 2004.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-confirming mortgage loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has sold approximately $9.8 billion of its mortgages through 39 securitizations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our expectations as to future earnings and business prospects, interest rates, broker and retail loan production, increasing the size of our loan portfolio, loan performance, the reduction of our origination costs, our future tax payments, and the strength of our financial position. There are many important factors that could cause Delta Financial Corporation and its subsidiaries’ actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company’s ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company’s regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries’ services, and other risks identified in Delta Financial Corporation’s filings with the Securities and Exchange Commission. Delta hereby disclaims any obligation to update or revise any of the forward-looking information contained in this press release at any future date.